FROM THE DESK OF RICHARD CHIANG

Richard Chiang

ALPINE 6 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

July 9, 2014

Board of Directors of ALPINE 6 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with Michael Roman and Timothy Rivera, dated June 20, 2014, and closing on July 9, 2014, please accept this notice that effective today, July 9, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Secretary and Chairman of the Board of Directors, of ALPINE 6 Inc.

Sincerely,

/s/ Richard Chiang

Richard Chiang

President, CEO, CFO, Secretary and Chairman of the Board of Directors

ALPINE 6 Inc.